Exhibit (a)(13)

SWX 14-D9 Employee Letter

Dear Southwesters,

Since my last email to you in October, our Company has seen numerous exciting activities which boast of some very positive advancements in our business on many fronts.

Southwest Gas Holdings’ planned acquisition of Questar Pipelines is fully in progress – it includes assets that are compelling, unique, and stable. Further, it is both commercially and geographically adjacent to Southwest Gas Holding’s existing businesses. Questar Pipelines has high quality long-time customers (average relationship length of 49 years!) and has organizational values and a culture that are very similar with Southwest Gas. From a Holdings perspective, with this acquisition, our regulated business mix will be significantly increased and diversified; we’ll also have the ability to tap into new opportunities in the energy transition through a business that has a robust stream of steady contracted earnings and cash flows.

Separately, the Company announced yesterday that our Board of Directors had rejected the unsolicited tender offer by Carl Icahn, an activist investor, for $75.00 per share. The Board unanimously determined that the offer is not in the best interests of Southwest Gas and its stockholders and recommends that stockholders do not tender any of their shares to Mr. Icahn. A copy of the press release can be found here.

We strongly believe that our business is positioned to deliver value well in excess of the offer and for decades to come. One of those reasons that we are so bullish on our Company is growth; we’re extremely proud of the fact that we added 37,000 new customers over the past year. On the regulatory front, we saw a very promising decision from the Arizona Corporation Commission last week authorizing the recovery of $74 million in margin for our “customer-owned yardline” and “vintage steel pipe” replacement programs. And yesterday, we reported a very healthy third quarter margin increase of $18 million or 10%. Centuri also grew significantly both in geographic footprint and service offerings, and reported third quarter revenues increase of $52 million, or 9%.

Another aspect of our business that’s very important to us is playing a central role in the evolving energy landscape. We continue to make impressive headway in renewable natural gas (RNG): we recently announced the fully-operational Tres Rios RNG processing facility in partnership with Pima County in Arizona and are now delivering RNG to Regional Transportation Commission of Southern Nevada (RTC) to fuel their transit buses. On the hydrogen front, we’re pressing ahead with hydrogen blending projects at the ASU and UNLV, with the goal of delivering hydrogen-blended natural gas to customers in the near future. Centuri is also propelling the energy transition - through its recently acquired subsidiary Riggs Distler, Centuri is supporting the construction of a 880MW Sunrise Wind offshore wind farm in New York.

As an additional part of implementing our strategy, I’m also very excited to announce the appointment of two new board members. On January 1, E. Renae Conley and Carlos Ruisanchez will join our Board, as two valued Board members retire, Michael Melarkey and Stephen Comer, at our May Annual Meeting. The addition of these two expertly-qualified directors is the result of a careful and in-depth Board refreshment process – and brings further diversity to our Board of Directors’ mix of background and experience.

You have been instrumental in helping the Company achieve this growth, and I very much appreciate your personal efforts to provide safe, reliable, affordable, and environmentally friendly natural gas service to our 2.1 million customers across three states. Finally, as we take a break tomorrow to observe Veterans Day, I want to take a quick moment to say “thank you for your service” to all veterans and their family members – Enjoy your day!

Thank you!

Sincerely,

John Hester

President and Chief Executive Officer

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”). In connection with the Annual Meeting, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company will furnish, with any other relevant information or documents, to its stockholders in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN

IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the companies’ website at www.swgasholdings.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry, markets in which Southwest Gas Holdings, Inc. (the “Company,” “Southwest Gas Holdings,” “SWX,” or “we”) operates, and the matters described in this press release. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management.    A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans related thereto, such as that currently planned in regard to Riggs Distler & Company, Inc. and the pending acquisition of Dominion Energy Questar Pipeline, LLC and related entities (the “Questar Pipeline Group”). Additional risks include the occurrence of any event, change or other circumstances that could give rise to the termination of the Sale and Purchase Agreement by and between Dominion Energy Questar Corporation and the Company (the “Questar Purchase Agreement”), the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Questar Purchase Agreement, risks that the proposed transaction disrupts current plans and operations, the risks related to the ability of the Company to integrate the Questar Pipeline Group, the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction, potential negative impacts to the Company’s credit ratings as a result of the transaction, the disruption to the Company’s stock price and the costs, fees, expenses and charges related to, and the distraction of management’s attention in connection with, any proxy contest or other stockholder related or similar matters, as well as other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2021 and September 30, 2021 and in future filings with the SEC. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are qualified by the cautionary statements in this section. The Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, when they become available.